April 4, 2006


via U.S. Mail and facsimile to (602) 437-1681

Mr. Clint Tryon
Principal Accounting Officer
Meadow Valley Corporation
4411 South 40th Street, Suite D-11
Phoenix, AZ 85040

	RE:	Meadow Valley Corporation
		Form 10-K for the fiscal year ended December 31, 2004
		Filed March 31, 2005

		File No. 0-25428

Dear Mr. Tryon:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.


      Sincerely,




      Nili Shah
      Branch Chief






UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE